EXHIBIT 99.1

URBAN OUTFITTERS, INC.

First Quarter Results

Philadelphia, PA – May 13, 2004

For Immediate Release	Contact: John E. Kyees
Chief Financial Officer
(215) 564-2313

Urban Outfitters Q1 Earnings Soar 164%

Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle consumer products company operating under the Anthropologie, Urban Outfitters and Free People brands, today announced record first quarter earnings of $16.9 million for the three months ended April 30, 2004, a 164% increase over the comparable quarter last year. First quarter diluted earnings per share rose to $0.41 this year versus $0.16 in the prior year.

As previously stated, net sales for the first quarter increased by 59% to a record $170.3 million. Fueling this increase over the prior year was:

•	a 32% jump in total Company comparable store sales

•	a 24% increase in the number of stores in operation

•	a 95% surge in direct-to-consumer sales

•	a 47% rise in wholesale sales

Comparable store sales at Anthropologie, Free People and Urban Outfitters were up 32%, 54% and 33%, respectively; or a combined 32% versus a 2% combined increase during the comparable quarter last year. New and non-comparable store sales increases for the quarter totaled $22.1 million.

“Our teams produced an exceptional quarter,” stated Richard A. Hayne, Chairman and President. “All of the performance metrics we look at were sharply positive. Sales and profits reached ‘holiday-like’ levels in the first quarter, with operating margins nearing 17%. We remain very optimistic about the summer season and even though sales comparisons become more difficult in this year’s second quarter, ‘comps’ in the first few weeks of Q2 continue to run very significantly ahead of plan.”

Net sales for the three months were as follows:

	Three months ended April 30,
	2004	2003
	(in thousands)
Urban Outfitters store sales	$78,566	$52,109
Anthropologie store sales	66,574	40,954
Direct-to-consumer sales	18,601	9,527
Free People sales	6,549	4,438

Total net sales	$170,290	$107,028

For the three months, gross profit margins increased by 561 basis points versus the prior year’s comparable quarter. These gains were primarily due to higher initial merchandise margins, decreased markdowns and the leveraging of occupancy expenses.

As of April 30, 2004, total Company inventories grew by $24.7 million on a year-over-year basis. The acquisition of inventory to stock new retail stores was the primary factor for this increase. On a comparable store basis, the Company had planned to expedite shipment and receipt of summer merchandise earlier than last year and increase its modestly planned inventory buy to accommodate the current sales trends. These measures have resulted in an 18% increase of comparable store inventory over last year’s levels. The Company believes its inventory levels are adequate to meet the current rate of customer demand.

For the three months, selling, general and administrative expenses, expressed as a percentage of net sales, decreased by 110 basis points versus the comparable quarter last year. These improvements were primarily a result of the leveraging of store-related expenses.

Thus far this fiscal year, the Company has opened one new Anthropologie store and one new Urban Outfitters store. The Company plans to open approximately 10 additional new stores during the second quarter, and a total of 24 to 27 during the entire fiscal year.

Urban Outfitters, Inc. is an innovative specialty retailer and wholesaler which offers a variety of lifestyle merchandise to highly defined customer niches through 62 Urban Outfitters stores in the United States, Canada, and Europe; an Urban Outfitters catalog and web site (www.urbn.com); 53 Anthropologie stores in the United States; an Anthropologie catalog and web site (www.anthropologie.com); and Free People, the Company’s wholesale division, which sells its product to approximately 1,100 specialty stores, department stores and catalogs, as well as through one Free People store.

A conference call will be held today to discuss first quarter results and will be web cast at 11:00 a.m. EDT on:

http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=URBN&script=1010&item_id=886598.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended April 30,
	2004	2003
Net sales	$170,290	$107,028
Cost of sales, including certain buying, distribution and occupancy costs	100,396	69,095

Gross profit	69,894	37,933
Selling, general and administrative expenses	41,498	27,273

Income from operations	28,396	10,660
Other income (expense), net	(44)	84

Income before income taxes	28,352	10,744
Income tax expense	11,483	4,351

Net income	$16,869	$6,393

Net income per common share:
Basic	$0.42	$0.16

Diluted	$0.41	$0.16

Weighted average common shares outstanding:
Basic	40,147,971	38,819,574

Diluted	41,472,332	39,532,440

PERCENT OF NET SALES
Net sales	100%	100%
Cost of sales, including certain buying, distribution and occupancy costs	59.0	64.6

Gross profit	41.0	35.4
Selling, general and administrative expenses	24.3	25.4

Income from operations	16.7	10.0
Other income (expense), net	—	0.1

Income before income taxes	16.7	10.1
Income tax expense	6.8	4.1

Net income	9.9%	6.0%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	April 30, 2004	January 31, 2004	April 30, 2003
Assets
Current assets:
Cash and cash equivalents	$72,547	$67,194	$57,632
Marketable securities	23,526	19,979	7,000
Accounts receivable, net of allowance for doubtful accounts of $819, $651 and $625, respectively	7,446	6,711	5,538
Inventories	78,399	63,247	53,739
Prepaid expenses, deferred taxes and other current assets	16,959	18,704	15,222

Total current assets	198,877	175,835	139,131

Property and equipment, net	134,549	121,919	110,406
Marketable securities	58,547	52,315	28,672
Deferred income taxes and other assets	9,522	9,526	8,929

	$401,495	$359,595	$287,138

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$37,929	$27,353	$21,604
Accrued expenses, accrued compensation and other current liabilities	38,673	30,409	22,734

Total current liabilities	76,602	57,762	44,338

Deferred rent and other liabilities	11,882	11,703	10,740

Total liabilities	88,484	69,465	55,078

Commitments and contingencies

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—
Common shares; $.0001 par value, 50,000,000 shares authorized, 40,193,971, 39,888,271 and 38,915,872 issued and outstanding, respectively	4	4	4
Additional paid-in capital	89,864	83,283	68,623
Retained earnings	221,774	204,905	162,922
Accumulated other comprehensive income	1,369	1,938	511

Total shareholders’ equity	313,011	290,130	232,060

	$401,495	$359,595	$287,138

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended April 30,
	2004	2003
Cash flows from operating activities:
Net income	$16,869	$6,393
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,431	4,948
Tax benefit of stock option exercises	4,318	288
Changes in assets and liabilities:
Increase in receivables	(740)	(2,279)
Increase in inventories	(15,206)	(4,941)
Decrease (increase) in prepaid expenses and other assets	1,732	(2,253)
Decrease in payables, accrued expenses and other liabilities	12,515	703

Net cash provided by operating activities	25,919	2,859

Cash flows from investing activities:
Capital expenditures	(11,858)	(5,925)
Purchases of marketable securities	(19,792)	(24,228)
Sales and maturities of marketable securities	9,205	11,578

Net cash used in investing activities	(22,445)	(18,575)

Cash flows from financing activities:
Exercise of stock options	2,262	1,175

Net cash provided by financing activities	2,262	1,175

Effect of exchange rate changes on cash and cash equivalents	(383)	46

Increase (decrease) in cash and cash equivalents	5,353	(14,495)

Cash and cash equivalents at beginning of period	67,194	72,127

Cash and cash equivalents at end of period	$72,547	$57,632